Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

CYBERARK SOFTWARE LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value New Israeli Shekel $0.01 per share (“Ordinary Shares”)	Other	1,786,992 (2)	$253.18 (3)	$452,430,634.56	0.00014760	$66,778.76
Total Offering Amounts					$		$66,778.76
Total Fee Offsets							$0.00
Net Fee Due							$66,778.76

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Cyber-Ark Software Ltd. 2024 Share Incentive Plan, as amended (the “2024 Plan”).

(2)	Represents 1,786,992 Ordinary Shares initially available for issuance under the 2024 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act and based upon the average of the high and low prices ($255.29 and $251.07 of the Ordinary Shares as reported on the Nasdaq Global Select Market on June 17, 2024.